Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FISCAL YEAR 2007 RESULTS; SECOND CONSECUTIVE YEAR OF RECORD SALES AND EARNINGS.

NORWALK, CT., August 22, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced record financial results for the fourth quarter and fiscal year ended June 30, 2007.

Fiscal year 2007 sales increased 55% to $50,464,000 compared to $32,591,000 last year. Net income for the fiscal year increased 119% to $10,607,000 or $1.87 per diluted share, compared to $4,845,000 or $0.86 per diluted share last year.

Sales for the fourth quarter of fiscal 2007, the three months ended June 30, 2007, increased 61% to $15,468,000 compared to $9,612,000 for the fourth quarter of fiscal 2006 and net income for the quarter increased 109% to $3,390,000 or $0.60 per diluted share, compared to $1,621,000 or $0.29 per diluted share in last year’s fourth quarter.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “We are pleased to report the second consecutive year of record sales and earnings for our Company. Global demand by marine seismic exploration providers for our high quality seismic energy sources and underwater electrical connectors continued to steadily increase in fiscal 2007. During the year, we shipped almost 1,300 of our seismic energy sources to over 30 seismic exploration vessels.”

Mr. Soto added, “Although our 2008 fiscal year has only recently started, based on the current level of orders and current discussions with our customers and potential customers, we believe that fiscal 2008 should be another strong year for Bolt.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Sales	$15,468,000	$9,612,000	$50,464,000	$32,591,000
Costs and expenses	10,464,000	7,131,000	34,810,000	25,161,000

Income before income taxes	5,004,000	2,481,000	15,654,000	7,430,000
Provision for income taxes	1,614,000	860,000	5,047,000	2,585,000

Net income	$3,390,000	$1,621,000	$10,607,000	$4,845,000

Diluted earnings per share	$0.60	$0.29	$1.87	$0.86
Average diluted shares outstanding	5,688,000	5,666,000	5,682,000	5,631,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets

	June 30,			June 30,
	2007	2006		2007	2006
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$9,988,000	$4,580,000	Accounts payable	$3,668,000	$2,389,000
Accounts receivable, net	10,619,000	7,639,000	Accrued expenses	2,622,000	2,296,000
Inventories	11,921,000	8,196,000	Income taxes payable	—	1,158,000

Other	694,000	483,000		6,290,000	5,843,000

	33,222,000	20,898,000	Deferred Income Taxes	529,000	436,000

			Total liabilities	6,819,000	6,279,000
Property and plant, net	3,204,000	2,603,000
Goodwill	10,956,000	10,999,000
Other	123,000	111,000	Stockholders’ Equity	40,686,000	28,332,000

	$47,505,000	$34,611,000		$47,505,000	$34,611,000

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